Exhibit 10.7

[Vector Letterhead]

December 21, 2021

J. Bryant Kirkland III

At the Address on File with the Company

Dear Bryant:

This letter agreement constitutes the second amendment to the Employment Agreement, dated as of January 27, 2006, by and between Vector Group Ltd., a Delaware corporation (together with its successors and assigns, the “Company”), and J. Bryant Kirkland III (the “Executive”), as amended by the First Amendment to the Employment agreement, dated as of February 29, 2016 (collectively, the “Agreement”). The Company and Executive wish to amend the Agreement as set forth below. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Agreement.

In Section 6(a) of your Agreement, the parenthetical relating to the annual cash bonus payable during the Severance Period is amended to provide as follows:

“(which annual cash bonus shall be the bonus paid to the Executive for the performance period immediately prior to the year in which the Termination Notice is given but not greater than the Executive’s current target bonus opportunity)”.

This letter constitutes an amendment to your Agreement and forms a part of your Agreement. Except as amended by this letter, your Agreement is confirmed and ratified in all respects.

We look forward to your continued leadership.

* * *

If you agree that this letter correctly memorializes our understanding, please sign and return this letter, which will become a binding agreement on our receipt.

Sincerely,

Vector Group Ltd.

By:	/s/ Howard M. Lorber
Name:	Howard M. Lorber
Title:	President and Chief Executive Officer

Accepted and Agreed:

/s/ J. Bryant Kirkland III
J. Bryant Kirkland III

Date: December 21, 2021